As filed with the Securities and Exchange Commission on August 20, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NV Energy, Inc.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

88-0198358
(I.R.S. Employer Identification No.)

6226 West Sahara Avenue
Las Vegas, Nevada 89146
(702) 402-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul J. Kaleta, Esq.
Senior Vice President, General Counsel, Shared Services and Corporate Secretary
NV Energy, Inc.
6226 West Sahara Avenue
Las Vegas, Nevada 89146
(702) 402-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
James A. McDaniel, Esq.
Andrew J. Hickey, Esq.
Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
(617) 248-5000
     Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

PROPOSED
TITLE OF EACH CLASS OF	AMOUNT	MAXIMUM OFFERING	PROPOSED MAXIMUM	AMOUNT OF
SECURITIES TO	TO BE REGISTERED [1]	PRICE PER	AGGREGATE OFFERING	REGISTRATION
BE REGISTERED [1]		SHARE [2]	PRICE [2]	FEE [3]
Common Stock, $1.00 par value	2,792,921 shares	$12.86	$35,916,964	$—

(1)	This registration statement also registers such indeterminate amounts of securities as may be issued upon conversion of, or in exchange for, the securities registered and pursuant to Rule 416(a) under the Securities Act, such indeterminable number of shares as may be issued from time to time upon conversion or exchange as a result of stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c), the maximum offering price, per share and in the aggregate, were calculated based upon the average of the high and low composite prices of the Common Stock as reported on the consolidated reporting system on August 18, 2010 of $12.86 per share.

(3)	These shares are unsold shares, originally registered on Form S-3 Registration Statement No. 333-145686, filed on August 24, 2007, and are being included in this Registration Statement pursuant to Rule 415(a)(6). Filing fees of $1,365.85 were previously paid in connection with these unsold shares. Accordingly, the previously paid filing fees continue to apply to the unsold shares and no filing fee is due in connection with the filing of this Registration Statement.

PROSPECTUS
Common Stock Investment Plan
Shares of Common Stock
($1.00 Par Value)
     This prospectus describes the Common Stock Investment Plan for NV Energy, Inc. (formerly Sierra Pacific Resources). The Plan provides investors with a convenient method to purchase shares of NV Energy common stock and to reinvest the cash dividends paid on the common stock.
     Shares of common stock may be purchased through the Plan by:
•	existing shareholders, who may reinvest dividends on all or part of their shares of common stock held in certificate form, in book-entry form and in their Plan account;

•	investors who are not already shareholders, who may join the Plan by making an initial investment of at least $250, up to a maximum of $100,000 per calendar year; and

•	all participants in the Plan, who may invest additional cash amounts of not less than $50 per payment, up to $100,000 per calendar year, to purchase additional shares of common stock.
Shares of common stock purchased under the Plan will, at the option of NV Energy, be:
•	newly issued shares; or

•	shares purchased in the open market or through privately-negotiated transactions by an independent agent of the Plan Administrator.
     Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 of this prospectus to learn about risks you should consider before investing in our common stock.
     This is an amendment and restatement of the Common Stock Investment Plan for NV Energy, Inc. dated August 24, 2007, as subsequently amended.
     NV Energy, Inc.’s common stock is listed on the New York Stock Exchange under the symbol “NVE.” The last reported sale price of our common stock on August 19, 2010 was $12.60.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is August 20, 2010.

ABOUT THIS PROSPECTUS
          This prospectus describes the Common Stock Investment Plan for NV Energy, Inc. (the “Plan”) that will become effective on August 20, 2010. The Plan amends and restates the Common Stock Investment Plan for NV Energy, Inc. dated August 24, 2007, as subsequently amended. NV Energy, Inc. has appointed Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. (the “Plan Administrator”), to administer the Plan.
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement provides additional information about NV Energy, Inc., the Plan, and the securities offered. The registration statement can be read at the Securities and Exchange Commission web site or at the Securities and Exchange Commission office mentioned under the heading “Where You Can Find More Information.”
     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to “we,” “us,” “our” or similar references mean NV Energy, Inc. and (ii) all references in this prospectus to “stock,” “your stock,” “shares,” or “your shares” refer to our common stock. Our common stock is listed on the New York Stock Exchange (the “NYSE”) and trades under the ticker symbol “NVE”. On August 19, 2010, the closing price for our common stock was $12.60.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.
     Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. You may also inspect the information we file with the Securities and Exchange Commission at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Our Securities and Exchange Commission filings are also available on our website at www.nvenergy.com. The contents of our website are not incorporated into this prospectus.
     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the common stock issuable under the Plan. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.
Incorporation by Reference
     The Securities and Exchange Commission allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the Securities and Exchange Commission will automatically update and supersede information contained in documents filed earlier with the Securities and Exchange Commission or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the plan under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” and not “filed” in accordance with Securities and Exchange Commission rules:
•	our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	our Current Reports on Form 8-K filed February 5, 2010, March 15, 2010, May 3, 2010, May 4, 2010, May 7, 2010 and August 18, 2010.
     You may request a copy of any filings referred to above (excluding certain exhibits to the documents), at no cost, by writing or telephoning us at the following address:
Shareholder Relations
NV Energy, Inc.
P.O. Box 98910
Las Vegas, Nevada 89151-0001
(702) 402-1522 or 800-662-7575 Toll Free

RISK FACTORS
     Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors in our annual reports on Form 10-K and Form 10-K/A filed with the Securities and Exchange Commission and update them in our quarterly reports on Form 10-Q. You can find these factors in the section called Risk Factors in these reports. This section, included as updated in our quarterly and annual reports, is specifically incorporated by reference into this prospectus. See “Where You Can Find More Information” above. Before you invest in our common stock, we encourage you to review our latest annual and quarterly reports as well as other information contained or incorporated by reference into this prospectus. Keep in mind that these reports may contain forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially from management’s projections, forecasts, and estimates.
FORWARD-LOOKING STATEMENTS
     This prospectus, including the documents incorporated by reference, contains forward-looking statements. These forward-looking statements can be identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “might,” “should,” “could,” “goal,” “potential” and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, and our actual results could differ materially from our projected results. For a discussion of these risks and uncertainties and the additional factors that could affect the validity of our forward-looking statements, as well as our financial condition and our results of operations, you should read the sections titled “Forward-Looking Statements” in Part II, Item 7 and “Risk Factors” in Part I, Item 1A of our most recent annual report on Form 10-K and Form 10-K/A, as may be updated in our quarterly reports on Form 10-Q which are also incorporated by reference into this prospectus. We are not able to predict all the factors that may affect future results. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
THE COMPANY
     NV Energy, Inc., formerly known as Sierra Pacific Resources, engages primarily in the power and energy business through its regulated subsidiaries. Our two largest subsidiaries, Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy, are regulated public utilities. Nevada Power Company provides electricity to the city of Las Vegas and the surrounding area in southern Nevada. Sierra Pacific Power Company provides electricity to western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and to the Lake Tahoe area. Sierra Pacific Power Company also provides natural gas to the cities of Reno and Sparks and surrounding areas.
     We are incorporated in Nevada. Our principal executive offices are located at 6226 West Sahara Avenue, Las Vegas, Nevada 89146, and our telephone number is (702) 402-1522.
     In this prospectus, “NV Energy”, “we”, “us” and “our” or similar references refer specifically to NV Energy, Inc., the holding company.

DESCRIPTION OF THE PLAN
     The following questions and answers contain all of the terms and conditions of the Plan. For additional information concerning the Plan, you may contact the Plan Administrator, which will administer the Plan, at (877) 778-6783 or you may telephone us at (800) 662-7575.
PURPOSE OF THE PLAN
1. What is the purpose of the Plan?
     The purpose of the Plan is to promote long-term ownership by existing and new investors in NV Energy by providing a convenient method to purchase shares of our common stock and to reinvest the cash dividends paid on our common stock.
ADVANTAGES AND DISADVANTAGES OF THE PLAN
2. What are some of the advantages of the Plan?
     The Plan offers participants the following advantages:
•	Direct Purchase of Stock – If you are not presently an NV Energy shareholder, you may become a participant by purchasing shares through the Plan with an initial cash investment of $250 or more. Once you are a participant in the Plan, you may make additional investments in NV Energy common stock through optional cash investments of at least $50 up to a maximum of $100,000 per calendar year.

•	Reinvestment of Dividends – You may automatically reinvest all or a portion of your cash dividends to purchase additional shares of common stock. Any dividends paid by NV Energy will be paid on both whole and fractional shares in the Plan, and the Plan Administrator will credit your Plan account with dividends on both your whole and fractional shares.

•	Certificate Safekeeping – You can deposit your previously-issued NV Energy common stock certificates with the Plan Administrator for safekeeping at no cost to you. Since the Plan Administrator holds shares in your account in book-entry form, you will avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates. If you later wish to have the shares retransferred out of your Plan account, you may request that any number of whole shares credited to your account under the Plan be transferred to a book-entry account in your name under the Direct Registration System. NV Energy no longer issues physical stock certificates.

•	Simplified Recordkeeping – Following any activity in your account, the deposit of additional shares, the sale of shares, or the transfer of shares, you will receive a statement of your account.

•	Reduced Broker Commissions – Broker commissions negotiated by NV Energy for buying or selling shares may be less than those paid by individual investors for these services.

•	Selling Stock – You may sell shares held in your Plan account directly through the Plan.

•	Transfer of Shares – You may transfer shares held in your Plan account to another holder. Normal transfer requirements apply.

•	Automated Account Transactions – Upon establishing automated privileges you may execute certain transactions over the telephone or online.
3. What are some of the disadvantages of participating in the plan?
     Participants in the Plan should also be aware of the following disadvantages:

•	No Interest on Funds Pending Investment – You will not earn interest on funds held by the Plan Administrator pending investment.

•	Timing of Transactions – You will not be able to precisely time your purchases or sales through the Plan and will bear the market risk associated with the fluctuations in the price of the common stock pending these transactions under the Plan.

•	Limited Investment Dates – There is only one Investment Date each month. We must receive optional and initial cash investments at least two business days prior to the Investment Date. Purchases may be made over a period of up to 30 days in the case of open market purchases. Amounts received after the cutoff date will be held until the next Investment Date.

•	Return of Cash Investments – Cash investments sent to the Plan Administrator will not be returned to you unless a written request has been received by the Plan Administrator at least two business days prior to the next Investment Date.

•	Broker Commissions – While the broker commissions negotiated by the Plan Administrator for buying or selling stock may be less than those paid by individual investors for this service, certain investors may be able to avail themselves of lower commissions on an individual basis. Also, the commissions negotiated by the Plan Administrator may change from time to time.
PLAN ADMINISTRATION
4. Who administers the Plan?
     The Plan is administered by Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. If Wells Fargo Bank, N.A. ceases to serve as Plan Administrator, we will designate its successor.
5. What actions does the Plan Administrator perform?
     The Plan Administrator is responsible for enrolling new participants in the Plan, reinvesting dividends, processing optional cash investments, processing share sale requests, depositing and safekeeping Plan shares, processing requests for transfers to book-entry accounts, and issuing account statements. You may contact the Plan Administrator in writing, by telephone, or online as indicated on the last page of this prospectus. When writing, please include a day-time telephone number or e-mail address.
     The Plan Administrator is also responsible for purchasing and selling shares of common stock for participants’ Plan accounts, including the selection of the broker/dealer through which Plan purchases and sales are made. We have no control over the times or prices at which the Plan Administrator effects transactions in the open market or the selection of the broker/dealer used by the Plan Administrator to effect open market transactions.
PARTICIPATION
6. Who is eligible to participate in the Plan?
     Any person who owns NV Energy common stock registered in his or her own name is eligible to participate in the Plan. Beneficial owners of shares held for them in registered names other than their own may participate by having some or all of their shares transferred into their own name. If you currently own shares of common stock that are held on your behalf by a bank or broker (that is, in “street name”), you will need to instruct your agent to transfer at least one share of common stock to an electronic Direct Registration System account registered in your name. See Question 31 for information about the Direct Registration System.

     If you are not already a shareholder, you may join the Plan by making an initial investment as described under Question 7 and thereafter participating in the Plan.
     Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, if you reside outside the United States and wish to participate in the Plan, you should first determine whether you are subject to any governmental regulations prohibiting your participation.
7. How does an eligible investor join the Plan?
     After reviewing this prospectus, eligible investors may join the Plan online or through the mail as indicated below. New investors will be required to make an initial cash investment of at least $250, up to a maximum of $100,000.
     Online – You may enroll online at www.shareowneronline.com. At the time of enrollment you will be required to enter the name of the company (NV Energy) and to provide certain information about yourself, such as you social security number, address and U.S. Bank account information.
     Mail – You may also enroll by completing an Account Authorization Form and mailing it to the Plan Administrator. You may obtain an Account Authorization Form at any time by either going online to the Plan Administrator’s website (www.wellsfargo.com/shareownerservices), clicking the Investment Plans link, and selecting NV Energy from the alphabetical company list or by contacting the Plan Administrator as indicated on the last page of this prospectus.
     By enrolling in the Plan either online or through mail, you are instructing the Plan Administrator to establish a Plan account for you and apply the initial investment to the purchase of NV Energy common stock.
8. When may a person join the Plan?
     You may join the Plan at any time. If you are a shareholder of record and have elected to have your cash dividends reinvested and the Account Authorization Form is received by the Plan Administrator before the record date for the payment of a dividend, then the dividend will be used to purchase additional shares of common stock for you. If the Account Authorization Form is received after the record date for a dividend, the reinvestment of dividends will not start until payment of the next dividend. If you choose to participate in the Plan solely by making optional cash investments, your participation in the Plan will begin on the first Investment Date for optional and initial cash investments following the Plan Administrator’s receipt of your Account Authorization Form and optional cash investment. See Question 19 for a description of Investment Dates for initial and optional cash investments.
9. What participation options are available in the Plan?
     On the Account Authorization Form, you are offered the following participation options:
•	Full Dividend Reinvestment – Dividends on all shares of common stock registered in your name or held in your Plan account will be automatically applied to purchase additional shares of common stock for your Plan account.

Partial Dividend Reinvestment – The Plan Administrator will reinvest a specified percentage (from 10% to 90%, in increments of 10%) of cash dividends paid on your common stock to purchase additional shares of common stock. Any cash dividends not reinvested will be paid to you by check or direct deposit.

•	No Dividend Reinvestment – If you wish to use the Plan only for its share safekeeping feature, you may choose to have dividends on all shares registered in your name or held in your Plan account paid to you by check or direct deposit.

     You may send in optional cash investments to purchase additional shares of common stock with any of the above options. See Question 17 for details.

NOTE:	If participants do not indicate a participation option on the Account Authorization Form, their account will automatically be enrolled into the “Full Dividend Reinvestment” option.
10. Can a participant’s dividends that are not reinvested be deposited directly to a bank account?
     Yes. You can have your cash dividends not being reinvested transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the Plan Administrator and request a Direct Deposit of Dividends Authorization Form, complete the form and return it to the Plan Administrator. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts. If your stock is jointly owned, all owners must sign the form.
11. What is the “share safekeeping” feature of the Plan?
     You may use the Plan’s “share safekeeping” feature to deposit any previously-issued common stock certificates in your possession with the Plan Administrator. Shares deposited will be transferred into the name of the Plan Administrator or its nominee and credited to your account under the Plan. By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.
     Because you bear the risk of loss when sending stock certificates through the mail, we suggest that you send them registered and insured for at least 3% of the current market value. Please do not endorse the certificates.
     Please note that, because of the cost and risk of loss associated with physical stock certificates, NV Energy no longer issues new certificates for its common stock but instead participates in the Direct Registration System, which is a method of recording shares of stock in book-entry form. See Questions 31 and 32.
12. How may a participant change options under the Plan?
     You may request a change of investment options at any time by requesting a new Account Authorization Form, completing it in full and returning it to the Plan Administrator. You may also change your investment option by telephone if you have established automated privileges or through the Internet if you have established online access. See Questions 40 and 41. If you change your options with respect to reinvestment of dividends, the Plan Administrator must receive your new authorization on or before the record date for the next dividend payment in order for the change to be effective with respect to that dividend.
DIVIDENDS
13. Will participants be credited with dividends on shares held in their account under the Plan?
     Yes. The Plan Administrator will automatically reinvest dividends in additional shares (currently to the third decimal point), in accordance with the option you have selected. However, if you have chosen to use only the “share safekeeping” feature of the Plan, dividends on all shares held in your Plan account will be paid to you by check or direct deposit.
14. When will dividends be reinvested?
     Purchases of common stock directly from NV Energy with reinvested dividends will typically be made on a dividend payment date. Shares acquired by the Plan Administrator in the open market or through privately negotiated transactions will be purchased beginning soon after the relevant dividend payment date and no later than thirty (30) days after the relevant dividend payment date. See Question 20 for a description of how common stock may be purchased through the Plan.

NOTE:	The payment of dividends is at the discretion of our Board of Directors and will depend upon the Board’s periodic consideration of factors ordinarily affecting dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and restrictions in our and our subsidiaries’ financing agreements. The Board may discontinue the payment of dividends or change the amount and timing of dividends at any time without notice.
15. What if the participant acquires additional shares in the open market or otherwise?
     If you acquire additional shares which are registered in the name exactly as specified on the original Account Authorization Form, the original authorization to reinvest dividends will include the new shares, unless you change the investment option selected.
OPTIONAL CASH INVESTMENTS
16. Is a participant obligated to make optional cash investments?
     No. The optional cash investment feature offers you a convenient opportunity to increase ownership. It is intended to be voluntary only.
17. How are cash investments made?
     Initial cash investments and optional cash investments may be made by check or electronic funds transfer, payable through a US bank or other financial institution, in US dollars payable to Shareowner Services. Coin and currency, money orders, and third party checks will not be accepted. Payments must be received no later than two business days prior to the Investment Date. See Question 19 for a description of Investment Dates for optional and initial cash investments.
     If you are already a participant in the Plan, you may send payments in any amount not less than $50, up to a maximum of $100,000 in any calendar year. To assist us in minimizing the administrative costs of the Plan, only one cash investment will be accepted in each month. You are not required to make an optional cash investment each month or any other additional optional cash investments; and you are not obligated to make the same optional cash investment every time.
     If you are not already a shareholder of NV Energy, your initial cash investment must be accompanied by an Account Authorization Form. Either an Account Authorization Form, or the Transaction Request Form provided with your statement, should accompany any cash investment to ensure proper credit to your account.
     Initial and optional cash investments will not be accepted by the Plan Administrator if you impose any restrictions regarding the number of shares to be purchased, the price at which shares are to be purchased, the timing of the purchase, or what your balance will be following a purchase. In addition, the Plan Administrator cannot purchase shares for you without advance payment, nor can the Plan Administrator refund any part of your initial or optional cash investment after shares are purchased. It is not possible for the Plan Administrator to tell you in advance how much money to send for the purchase of a full or fractional share because the price per share will not be known at the time an optional cash investment is made.
     The Plan Administrator will refund to you an optional cash investment if it receives a written request for such refund from you at least two business days prior to the relevant Investment Date. See Question 19 for a description of Investment Dates.

NOTE:	Interest is not paid or credited on funds held pending investment.

18. How does the Automatic Cash Withdrawal work and how do participants enroll?
     The Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from a checking or savings account and invested in your Plan account, thus eliminating the need to write and mail checks. Once automatic deductions have begun, funds will be withdrawn from your designated bank account approximately five business days prior to the Investment Date. See Question 19 for a description of Investment Dates. You will not receive any confirmation of the transfer of funds other than as reflected in your Plan account statements and in your bank account statements. To enroll in the Automatic Cash Withdrawal and Investment feature of the Plan you may contact the Plan Administrator to request an Account Authorization Form, complete and sign the Automatic Cash Withdrawal and Investment Service section on the form and return it to the Plan Administrator. You may discontinue the Automatic Cash Withdrawal and Investment Service by writing to the Plan Administrator at the address indicated on the last page of this prospectus.
     To be effective with respect to a particular Investment Date, your request to enroll in, change or discontinue the Automatic Cash Withdrawal and Investment Service must be received by the Plan Administrator at least fifteen (15) business days prior to the Investment Date.
19. When will optional or initial cash investments be used to purchase common stock?
     The Investment Date for optional and initial cash investments will be the first business day of each month, except for months in which a cash dividend on common stock is paid, when the Investment Date will be the dividend payment date. Shares acquired in the open market or through privately negotiated transactions using initial or optional cash investments will be purchased during the period beginning soon after the relevant Investment Date and ending no later than thirty (30) days after the relevant Investment Date.
     The Plan Administrator may for administrative purposes, when purchasing shares from newly issued common stock, issue shares on or as of a date up to one week after the relevant Investment Date.
     During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.
     If any optional cash investment is returned for any reason, the Plan Administrator will remove from your account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in your Plan account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.
PURCHASES
20. What is the source of Common Stock purchased through the Plan?
     All common stock purchases under the Plan may be made, at NV Energy‘s option, either (a) from newly issued common stock, or (b) through open market purchases of common stock. NV Energy may change from one manner of purchase to the other not more than once in any three (3) month period and only if the board of directors or chief financial officer of NV Energy determines that NV Energy’s need to raise additional capital has changed or that there is another valid reason for the change, such as an action by a state or federal regulatory agency recommending or requiring a change in the capital structure of NV Energy or any of its major subsidiaries.
21. How is Common Stock purchased on the open market or in privately negotiated transactions?
     Common stock purchased under the Plan on the open market will be purchased by the Plan Administrator. Subject to certain limitations, the Plan Administrator has full discretion as to all matters relating to open market purchases or in privately negotiated transactions, including:
•	determination of the number of shares to be purchased on any day or at any time of day,

•	the price paid for the shares,

•	the markets on which the shares are purchased, and

•	the persons from or through whom purchases are made.
22. How is the purchase price of the Common Stock determined?
     The price at which shares will be purchased with reinvested dividends or optional and initial cash investments will be 100 percent of the market price. The market price will be determined as follows:
•	in the case of newly issued shares purchased from NV Energy, the market price will be the closing price of NV Energy’s common stock on the New York Stock Exchange composite tape, as published in The Wall Street Journal for an Investment Date. If the New York Stock Exchange is closed on any Investment Date, the closing price on the most recently preceding trading date will be used as the market price.

•	in the case of shares purchased on the open market, the market price will be determined by dividing the total cost (including brokerage commissions) of all shares purchased with reinvested dividends or optional and initial cash investments during the applicable investment period by the total number of shares purchased during that investment period.
23. How many shares will be purchased for participants?
     The number of shares to be purchased for each participant depends upon:
•	the amount of dividends payable,

•	whether full or partial reinvestment has been selected,

•	the amount of optional or initial cash investments made, and

•	the market price of the common stock.
     The total amount to be invested will be used to purchase as many full and fractional shares (currently to three decimal places) as can be purchased at the purchase price. Since the purchase price cannot be calculated until the stock is purchased, you may not request the purchase of a specific number of shares. Where dividends are payable to foreign participants subject to income tax withholding or to Plan participants subject to backup withholding, only the remainder of the dividends will be reinvested in additional shares. See Question 52.
STATEMENTS/REPORTS
24. When and how will participants be advised of their purchase of stock?
     Soon after each purchase for your Plan account, the Plan Administrator will mail a statement to you advising you of the investment. You will also be sent a statement of your account soon after each dividend payment date. These statements are your continuing record of cost information and should be retained for tax purposes.
25. What other reports are sent to participants?
     You will receive copies of any amendments or supplements to this prospectus in which modifications are made to the Plan, as well as copies of the same communications sent to every other holder of shares of common stock, including NV Energy’s quarterly reports, annual report, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid. You may elect to have your statements and other information sent to you electronically by accessing your account online at www.shareowneronline.com.

NOTE:	Please make sure that your address with our company stays current. Each state has unclaimed property laws that typically specify that if an account owner is “lost” during any three-year period, the property in the account may be deemed “abandoned.” If your account becomes undeliverable the Plan Administrator will adhere to state law which requires property that has been “abandoned” to be transferred as unclaimed property to the state of the owner’s last known residence.
SHARE TRANSFERS AND GIFTS
26. May Common Stock held in a Plan account be transferred or assigned to another person?
     Yes. You may transfer all or a portion of your Plan shares to another person or entity, whether or not the transferee is a participant in the Plan. You must meet the requirements for transfer of stock. Requests for stock transfer requirements should be directed to the Plan Administrator as indicated on the last page of this prospectus.
     If you request to transfer all shares in your Plan account between a dividend record date and payment date, your transfer request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.
27. May I purchase shares for others?
     Yes. If the recipients of the shares are already participants in the Plan, you may purchase shares of common stock for them by making cash investments on their behalf of no less than $50 per recipient. If the recipients of the shares are not already participants in the Plan, you must have them complete an Account Authorization Form and return it to the Plan Administrator along with a check for the initial investment of no less than $250 per recipient.
CERTIFICATES
28. Are certificates issued for the shares purchased?
     No. Certificates for shares of common stock purchased under the Plan will not be issued. Instead, shares will be held by the Plan Administrator in book-entry form. This procedure provides protection against loss, theft or inadvertent destruction of stock certificates and permits the ownership of fractional shares by participants.
     Shares held in your Plan account may not be pledged.
29. What if my certificate is lost, stolen or destroyed?

     We encourage you to search diligently for lost certificates. Stock certificates are valuable and can be expensive to replace if lost, stolen or otherwise destroyed. If, after your diligent search, you are still unable to locate the certificate please contact the Plan Administrator to report the loss. A stop code will then be placed on the lost certificate to prevent any future transactions involving those shares. You will be mailed the necessary instructions and paperwork. Once the Plan Administrator receives your completed documentation and fees, the shares will be replaced and put into a book entry account in your name.
30. Can certificates be returned to the Plan Administrator to be held in the participant’s Plan account for safekeeping?
     Yes. Certificates for common stock may be returned to the Plan Administrator to take advantage of the safekeeping feature of the Plan. The certificate(s) should be submitted with a letter to the Plan Administrator directing the Plan Administrator to deposit the shares represented by such certificate(s) into your Plan account. Alternatively, the certificate(s) can be submitted with an Account Authorization Form with the share safekeeping option checked thereon. The certificate(s) should not be endorsed, and we recommend sending your certificate(s) registered insured mail for 3% of the current market value.
DIRECT REGISTRATION
31. What is Direct Registration?
     Because of the cost and risk of loss associated with physical stock certificates, NV Energy, Inc. no longer issues new certificates for its common stock but instead participates in the Direct Registration System (“DRS”). DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of NV Energy without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS you can:
•	eliminate the risk and cost of storing certificates in a secure place,

•	eliminate the cost associated with replacing lost, stolen, or destroyed certificates, and

•	move shares electronically to your broker.
All previously-issued certificates for NV Energy common stock (including certificates issued by Sierra Pacific Resources) that have not been surrendered or cancelled remain valid.
32. How do I take advantage of DRS?
     Any future share transactions will be issued in book-entry form rather than physical certificates. You may convert any stock certificate(s) you are currently holding (including shares issued by Sierra Pacific Resources) into book-entry form. See Questions 11 and 30. There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s).
33. Can I have my shares electronically transferred?
     Yes. You may choose to have a portion or all of your full book-entry or Plan shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.
SALE OF SHARES
34. How do participants sell shares from their Plan accounts?

     You may sell some or all of your Plan shares by submitting a written request to the Plan Administrator by mail or fax as indicated on the last page of this prospectus. The request should indicate the number of shares to be sold and must be signed by ALL account holders as their names appear on the account. If you have established automated account privileges, some transactions may be processed by telephone or over the Internet. See Questions 40 and 41. You may not specify a date or price that the shares will be sold. A request to sell shares is irrevocable after it is received by the Plan Administrator.
     If you submit a request to sell all or part of your shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.
35. When will Plan shares be sold?
     The Plan Administrator will make every effort to process your sale order on the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay). The proceeds check or direct deposit, subject to applicable fees and commissions (see Attachment A to this prospectus), and any required tax withholdings, will be issued no earlier than three business days after the shares are sold. This entire process may take up to two weeks. The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. You should evaluate this risk as it is a risk that is borne solely by you.
     When selling your shares, you should be aware that the common stock price may rise or fall during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. If you prefer to have more control over the timing and sales prices, you can request that your broker initiate the delivery of your shares through DRS. See Question 33.
TERMINATION OF PARTICIPANT’S PLAN ACCOUNT
36. How does a participant withdraw from the Plan?
     You may withdraw from the Plan at any time by selling all shares in your account or by requesting transfer of a specific number of shares to a book-entry (DRS) account and selling the balance. If no election is made in your request to withdraw from the Plan, all whole shares will be converted to book-entry (DRS) and a check will be issued for the net proceeds of the fractional share. Your withdrawal or termination notice should be sent to the Plan Administrator as indicated on the last page of this prospectus. You can provide the notice by filling in the appropriate information on the tear-off portion of your account statement and returning that portion of the statement to the Plan Administrator or, if you have established automated privileges for your account, by telephone or over the Internet. Your withdrawal will take effect when the notice is received by the Plan Administrator.
     After your withdrawal, all cash dividends will be paid by check to you unless you re-enroll in the Plan and elect to reinvest the dividends, which may be done at any time.
     You may request in the notice of withdrawal that all of the shares, both whole and fractional, in your Plan be sold. The sale will be made on the open market within five business days after notification to the Plan Administrator and will be made through an independent fiduciary institution selected by the Plan Administrator. The proceeds of the sale, less applicable fees and commissions (see Attachment A to this prospectus), and any required tax withholdings, will be sent to you. Upon withdrawal from the Plan, any un-invested optional investments will be returned to you.

     If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan.
37. What happens when a participant is no longer able to participate in the Plan as a result of death or adjudicated incompetence?
     Upon receipt by the Plan Administrator from proper authority of notice of a participant’s death or incompetence, the Plan Administrator will treat the participant as having withdrawn from the Plan. When a participant withdraws from the Plan, or upon termination of the Plan by NV Energy, whole shares credited to a participant’s account under the Plan will be transferred to a book-entry (DRS) account in accordance with the instructions of the proper authority, and a cash payment will be made for any fraction of a share within 30 days of receipt of the notice of withdrawal or termination of the Plan.
     A proper authority may request in the notice of withdrawal that all of the shares, both whole and fractional, in the Plan account be sold. The sale will be made on the open market within five business days after notification to the Plan Administrator and will be made through an independent fiduciary institution selected by the Plan Administrator. The proceeds of the sale, less applicable fees and commissions (see Attachment A to this prospectus), and any required tax withholdings, will be sent to the proper authority. Upon withdrawal from the Plan, any un-invested optional investments will be returned to the proper authority.
38. What happens to the fractional shares when the Plan is terminated, or when a participant requests whole shares to be transferred to a DRS account but wishes to either remain in the Plan or terminate the participant’s account under the Plan?
     As long as you remain in the Plan and own, either directly or in your Plan account, one full share, any fractional share balance will continue to be maintained and credited to your account. If only a fractional share remains in your account at any time, the Plan Administrator reserves the right to terminate your account. When your account is terminated or if we terminate the Plan, a check representing payment for the fractional share, less any applicable fees and commissions (see Attachment A to this prospectus), and taxes, will be mailed directly to you. The payment will be made by the Plan Administrator based on the market price of shares of NV Energy’s common stock at the time of termination.
REJOINING THE PLAN
39. When may a shareholder or other investor rejoin the Plan?
     Generally, you may again become a participant at any time. However, the Plan Administrator reserves the right to reject any Account Authorization Form from a previous participant on the grounds of excessive joining and termination. The Plan Administrator does this to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.
AUTOMATED ACCOUNT PRIVILEGES
40. Can participants perform transactions by telephone?
     Yes. If you have established automated privileges on your account, you can:
•	change or stop your Automatic Cash Withdrawal and Investment Service;

•	change your dividend reinvestment option (for example, from full to partial reinvestment);

•	sell some or all of your Plan shares if the current market value of the shares to be sold is $25,000 or less; and

•	request that some or all of the full shares in your Plan account be transferred to a DRS account.
     To establish automated privileges, please call the Plan Administrator and request an Automated Request Authorization form.
41. Can participants access their Plan account and perform transactions on the Internet?
     Yes. You may access your account information and perform transactions on the Internet.
     For shareholders of record, to activate your account and establish a Personal Identification Number (PIN), you will need your 10-digit account number (which is listed on your account statement), your Social Security number, your email address, and the company name you own stock in, NV Energy, Inc.
     Instructions on creating an account or accessing your account online are as follows:
•	New investors: Go to www.shareowneronline.com and click “Purchase Shares from a Direct Purchase Plan.” Next, simply follow the instructions found on the “First Time Visitor New Investor Select A Company” page.

•	Current shareholders: Go to www.shareowneronline.com and click “First Time Visitor Sign Up.” Next, simply follow the instructions found on the “First Time Visitor New Member Registration” page.
     Once you have successfully signed up, you will receive an e-mail notifying you that your account information is available, usually the next business day. You will also receive a written confirmation in the mail unless you were a non-shareholder.
     Once you have activated your account online, you can also:
•	review account balance and dividend payment detail;

•	authorize, change or stop your Automatic Cash Withdrawal and Investment Service;

•	change your dividend reinvestment option (for example, from full to partial reinvestment); and

•	sell some or all of your Plan shares if the current market value of the shares to be sold is $25,000 or less.
     Certain restrictions may apply.
COMMISSIONS AND SERVICE FEES
42. What fees and commissions are associated with participation in the Plan?
     See Attachment A to this prospectus for a list of fees and commissions associated with the Plan. NV Energy may change the fee structure for the Plan at any time. You will receive notice of any fee changes prior to the changes becoming effective.
     For investment transactions, service charges will be deducted from the amount invested and brokerage commissions will be included in the investment price for open market and privately negotiated purchases. You will incur no brokerage commissions for purchases of newly issued shares of common stock under the Plan. For sale transactions, service charges and brokerage commissions are deducted from the sale proceeds.
TAX CONSEQUENCES OF PLAN PARTICIPATION
43. What are the Federal income tax consequences of participation in the Plan?

     You are advised to consult your own tax or financial advisor with respect to the tax consequences of participation in the Plan (including federal, state, local, and other tax laws and US withholding laws.)
     In general, all dividends paid to you are considered taxable income. Dividend reinvestment does not relieve a participant of any income tax payable on the dividends. The Plan Administrator will provide you with a year-end statement indicating the total amount of dividends paid. The Plan Administrator will send a separate statement on Form 1099-DIV reporting dividends paid on all shares registered in the participant’s name. In the case of a shareholder who is subject to back-up withholding tax on dividends, or a foreign shareholder whose dividends are subject to withholding, the amount of the tax withheld will be deducted from the amount of the dividends, and only the net amount will be reinvested in common stock. See Question 52.
     Any sale of shares made through the Plan Administrator will also be reported to the IRS as required by law. You may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis of the shares sold. Any gain or loss you incur should be reflected when you file your income tax returns. The “wash sale” disallowance rules may prevent you from claiming a loss on a sale of shares if you buy shares within 30 days before or after the sale, including purchases made under the Plan. Any loss that is disallowed is added to the basis of the acquired shares.
     The tax basis for common stock purchased with reinvested dividends will equal 100% of the fair market value on the dividend payment date of the shares purchased, plus any brokerage commissions paid in order to acquire the shares. The tax basis of shares purchased with any initial or optional cash investment will be the amount of the initial or optional cash investment.
     Upon withdrawal from or termination of the Plan, a participant will not receive any taxable income upon the transfer of whole shares which have previously been credited to the participant’s account under the Plan to a DRS account in the participant’s name. However, a participant who receives, upon termination of the participant’s Plan account, a check for a fraction of a share will realize a gain or loss with respect to such fraction. See Question 38.
     This summary is not intended or written, and cannot be used by you, for the purpose of avoiding any tax penalties that may be imposed on you.
44. What are the state income tax consequences of participation in the Plan?
     State income tax consequences vary from jurisdiction to jurisdiction, and are not necessarily the same as federal income tax consequences. Participants should consult their own tax advisor concerning state income tax treatment.
OTHER INFORMATION
45. How can a participant calculate the cost basis of shares purchased in the Plan?
     NV Energy does not calculate the cost basis of your common stock. We will provide you with account statements whenever there is activity in your account. These statements will provide you with the information needed to calculate your cost basis. We urge you to consult your own tax advisor for assistance with this calculation. Special tax issues may apply to some participants. If you need copies of your account history please contact the Plan Administrator. See Question 42 for cost information regarding prior year duplicate statements.
46. What is the effect on a participant’s Plan account if the participant transfers all shares registered in his or her name held outside of the participant’s Plan account?

     None, so long as you have at least one full share remaining in your Plan account. The Plan Administrator will continue to reinvest the dividends on the shares in your Plan account until notified by you that you wish to withdraw from the Plan and the withdrawal takes effect. If only a fractional share remains in your account at any time, the Plan Administrator reserves the right to terminate your account and send you a check representing payment for the fractional share, less fees and commissions (see Attachment A to this prospectus), and taxes, based on the market price of shares of NV Energy’s common stock at the time of termination.
47. How would a stock split or stock dividend affect my account?
     Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Plan Administrator, held by you in certificate form, or held in a DRS account in your name will be credited to your Plan account. If we make a distribution on shares in a form other than cash or shares of NV Energy, Inc. common stock, you will receive the distribution in kind.
48. How will a Participant’s Plan shares be voted at meetings of shareholders?
     You will receive a single proxy card representing all shares credited to your Plan account as well as any common stock registered in your name outside of the Plan account as of the record date for the shareholder meeting. You are encouraged to enroll for electronic delivery of proxy materials.
     If a properly signed proxy card is returned to the Plan Administrator and not revoked prior to the time of voting, your shares will be voted as directed on the proxy card. If a proxy card is returned properly signed, but without indicating instructions as to the manner shares are to be voted with respect to any item, the shares will be voted in accordance with the recommendations of our management. If the proxy card is not returned, or if it is returned unexecuted or improperly executed, the shares covered will not be voted unless you or your duly appointed representative votes in person at the meeting.
     If the Plan Administrator holds shares purchased on the open market which the Plan Administrator has the power to vote and which have not been allocated to your Plan account by the applicable record date for a meeting, then those shares will be voted by the Plan Administrator on each matter in the same proportion as the other shares voting by proxy or in person at the meeting have voted on that matter.
49. Who interprets and regulates the Plan?
     We have the sole right to interpret and regulate the Plan.
50. May the Plan be changed or discontinued?
     We reserve the right to suspend, modify or terminate the Plan at any time. Notice of any suspension, modification or termination will be sent to all participants. We also reserve the right to suspend the Plan, without notice, for limited periods of time (not to exceed 90 days in any case):
•	during or in anticipation of public offerings of our common stock,

•	pending our filing with the Securities and Exchange Commission of any report or statement pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934,

•	pending any proposed amendment of or supplement to this prospectus or to the Registration Statement of which this prospectus is a part, or

•	when we think it is advisable for any other reason.
     If any suspension continues for longer than 15 days, the Plan Administrator will promptly return any moneys received from participants but not applied and will advise participants when the suspension is terminated.

51. What is the responsibility of NV Energy and its agents under the Plan?
     In administering the Plan, neither NV Energy, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of Plan Participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.
     The Plan Administrator is acting solely as an agent of NV Energy and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or NV Energy.
     In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.
     The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.
     The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
     The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common stock by Plan Participants. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the Participant.
     You should recognize that neither we nor the Plan Administrator can guarantee a profit or protect against losses on the shares purchased under the Plan. The market price of common stock can fluctuate substantially. By participating in the Plan, you accept the risks as well as the benefits of the Plan, including the risk of loss on your investment.
52. What provision is made for foreign shareholders whose dividends are subject to income tax withholding?
     In the case of participating foreign holders of common stock whose dividends are subject to United States income tax withholding, we will apply an amount equal to the dividends to be reinvested, less the amount of tax required to be withheld, to the purchase of shares of common stock. The account statements confirming purchases made for such foreign participants will indicate the amount of tax withheld.

     Optional cash investments received from foreign shareholders must be drawn on a United States bank in United States dollars and will be invested in the same manner as payments from other Participants.
USE OF PROCEEDS
     The net proceeds from the sale by us of our common stock under the Plan will be used to make additional investments in our subsidiaries and for other general corporate purposes. The amounts of additional investments in the subsidiaries will depend upon various factors, including their future earnings and construction programs. The subsidiaries propose to use the funds received to fund construction, to reduce indebtedness and for other general corporate purposes. We are unable to estimate the number of shares of NV Energy common stock that ultimately will be sold pursuant to the Plan or the prices at which the shares will be sold.
DESCRIPTION OF CAPITAL STOCK
     General
     Our authorized capital stock consists of 350,000,000 shares of Common Stock, $1.00 par value per share. The common stock is listed on the NYSE under the trading symbol “NVE.” The following description of the common stock summarizes provisions of, and is qualified in its entirety by reference to, our Articles of Incorporation and the laws of the State of Nevada.
     All shares of common stock participate equally with respect to dividends and rank equally upon liquidation. Each share of common stock is entitled to one vote per share at all meetings of shareholders. The common stock has no preemptive rights and does not have cumulative voting rights.
     At the 2009 Annual Meeting of stockholders of NV Energy, Inc., an amendment to our Articles of Incorporation was approved providing for the phase-in of annual elections of directors. As a result, directors elected on or prior to April 30, 2009 serve three-year terms expiring at the 2011 or 2012 Annual Meetings. Directors elected after April 30, 2009 (beginning with those elected at the 2010 Annual Meeting) will serve one-year terms, expiring at the following Annual Meeting and when their successors are duly elected and qualified. The vote of the holders of two-thirds of the issued and outstanding shares of common stock is required to remove a director or directors from office or to amend the provisions of the Articles of Incorporation relating to election and removal of directors, unless, in the case of such an amendment, two-thirds of our board of directors approves the amendment, in which case the approval of the holders of a majority of the outstanding common stock is required.
     The vote of the holders of two-thirds of the issued and outstanding shares of common stock, in addition to any class vote required by law, is required to effect certain mergers, sales of assets or stock issuances involving NV Energy and any holder of more than 10 percent of the common stock, unless certain “fair price” criteria and procedural requirements are satisfied or the transaction is approved by a majority of the directors (excluding any director affiliated with such 10 percent shareholder). The vote of the holders of two-thirds of the issued and outstanding shares of common stock is required to amend these “fair price” provisions.
     Except as described above, we may amend its Articles of Incorporation upon the affirmative vote of the holders of a majority of our issued and outstanding shares of common stock.
     In the event of any liquidation, dissolution or winding-up of NV Energy, the holders of common stock are entitled to receive pro rata our assets and funds remaining after satisfaction of all of our creditors.
     Our transfer agent and registrar is Wells Fargo Shareowner Services.

     Nevada Statutory Provisions
     Nevada law provides that no person may acquire direct or indirect control of an entity that holds a controlling interest in a public utility without the prior approval of the Public Utilities Commission of Nevada (the “PUCN”). Nevada law, however, permits the transfer of not more than 25 percent of the common stock of an entity that holds a controlling interest in a public utility without the prior approval of the PUCN. We hold a controlling interest in both Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy, which are public utilities in Nevada. Accordingly, no person may acquire more than 25 percent of our common stock without first obtaining the approval of the PUCN. Any transaction that violates such restriction is not valid for any purpose.
     We are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411-78.444), which prohibits an “interested stockholder” from entering into a “combination” with us, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the our voting stock.
LEGAL MATTERS
     The legality of the common stock offered by this prospectus is being passed upon for NV Energy by Choate, Hall & Stewart LLP, Boston, Massachusetts. Matters of Nevada law are being passed upon by Woodburn and Wedge, Reno, Nevada. Choate, Hall & Stewart LLP has relied upon the opinion of Woodburn and Wedge as to matters of Nevada law.
EXPERTS
     The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Choate

SHAREHOLDER INFORMATION
Plan Administrator: Wells Fargo Shareowner Services

Plan Requests:	Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified/Overnight Mail:	Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

Telephone Numbers:	877-778-6783 Toll Free
651-450-4064 outside the United States
651-450-4085 Fax
An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday.

Web Site:	General Inquiries — www.wellsfargo.com/shareownerservices
Account Information — www.shareowneronline.com

NV Energy

Office location:	6226 West Sahara Avenue
Las Vegas, NV 89146

Mailing Address:	P.O. Box 98910
Las Vegas, Nevada 89151-0001

Telephone Numbers:	702-402-1522 Local
800-662-7575 Toll Free
702-402-0680 Fax

E-Mail Address:	sharerelations@nvenergy.com

Web Site:	www.nvenergy.com

ATTACHMENT A
SERVICE FEES

Enrollment Fee	$10.00 Company Paid

Certificate Deposit	$5.00 Company Paid

Investment Fees
dividend reinvestment service fee	$0.50 Company Paid
optional cash investment service fee	$1.65 per check
automatic withdrawal service fee	$1.00 per withdrawal
purchase commission	$0.05 per share

Sale Fees
service fee	$10.00 per transaction
sale commission	$0.06 per share
electronic deposit of proceeds fee	$5.00 per deposit

Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per item

Prior Year Duplicate Statements	$15.00 per year

NV Energy, Inc.
Common Stock Investment Plan
Shares of
Common Stock
Par Value, $1.00 Per Share
CUSIP 67073Y 106

PROSPECTUS

August 20, 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the expenses expected to be incurred in connection with the distribution described in this Registration Statement.

Securities and Exchange Commission Registration Fee	$0.00
Legal fees and expenses	$30,000.00
Blue Sky fees and expenses	$10,000.00
Accounting fees and expenses
NYSE Listing Fees	$0.00
Printing and engraving expenses	$8,000.00
Miscellaneous	$2,000.00

Total Expenses	$50,000.00
Item 15. Indemnification of Directors and Officers
     The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.
     The Company’s Articles of Incorporation and By-laws provide in substance that no director, officer, employee, fiduciary or authorized representative of the Company shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, officer or other representative capacity to the fullest extent that the laws of the State of Nevada permit elimination or limitation of the liability of directors and officers.
     The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

     The Company’s By-laws provide in substance that every director and officer of the Company shall be entitled to indemnification against reasonable expense and any liability incurred in connection with the defense of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a director or officer of the Company or by reason of the fact that such person is or was serving at the request of NV Energy as a director, officer, employee, fiduciary or other representative of the Company or another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except to the extent prohibited by law.
     The Company has purchased insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.
     See “Item 17. Undertakings” for a description of the Securities and Exchange Commission’s position regarding such indemnification provisions.
Item 16. Exhibits
     See Index to Exhibits preceding the Exhibits included as part of this Registration Statement.
Item 17. Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
     (4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 20, 2010.

NV ENERGY, INC.
By	/s/ Dilek L. Samil
Dilek L. Samil
Senior Vice President, Finance, Chief Financial Officer and Treasurer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dilek L. Samil, Paul J. Kaleta and E. Kevin Bethel as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all supplements and amendments (including post-effective amendments and Registration Statements filed pursuant to Rule 462(b) of the Securities Act) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael W. Yackira	Director, Chief Executive Officer	August 20, 2010
Michael W. Yackira	and President

/s/ Dilek L. Samil	Senior Vice President, Finance,	August 20, 2010
Dilek L. Samil	Chief Financial Officer and
Treasurer

/s/ E. Kevin Bethel	Vice President, Chief Accounting	August 20, 2010
E. Kevin Bethel	Officer and Controller

Signature	Title	Date

/s/ Philip G. Satre	Director and Chairman of the Board	August 20, 2010
Philip G. Satre

/s/ Joseph B. Anderson, Jr.	Director	August 20, 2010
Joseph B. Anderson, Jr.

/s/ Glenn C. Christenson	Director	August 20, 2010
Glenn C. Christenson

/s/ Susan F. Clark	Director	August 20, 2010
Susan F. Clark

/s/ Theodore J. Day	Director	August 20, 2010
Theodore J. Day

/s/ Stephen E. Frank	Director	August 20, 2010
Stephen E. Frank

/s/ Brian J. Kennedy	Director	August 20, 2010
Brian J. Kennedy

/s/ Maureen T. Mullarkey	Director	August 20, 2010
Maureen T. Mullarkey

/s/ John F. O’Reilly	Director	August 20, 2010
John F. O’Reilly

Signature	Title	Date

/s/ Donald D. Snyder	Director	August 20, 2010
Donald D. Snyder

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated and Amended Articles of Incorporation of NV Energy, Inc. effective December 23, 2008, as amended by Certificate of Amendment filed on May 1, 2009 (filed as Exhibit 3.1 to Form 10-Q for quarter ended March 31, 2009)

*5.1	Opinion of Choate, Hall & Stewart LLP

*5.2	Opinion of Woodburn and Wedge

*23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1)

*23.3	Consent of Woodburn and Wedge (included in Exhibit 5.2)

24.1	Powers of Attorney (included in signature page)

*	Filed herewith.